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   CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus of the Delaware Tax-Free California Fund and Delaware Tax-Free California Insured Fund dated December 3, 2004, "Financial Statements" in the Statement of Additional Information of the Delaware Tax-Free California Fund and Delaware Tax-Free California Insured Fund dated December 3, 2004, and to the use of our report dated October 4, 2004, included in the 2004 Annual Report to shareholders of the Delaware Tax-Free California Fund and Delaware Tax-Free California Insured Fund, included or incorporated by reference in this Registration Statement (Form N-14) of Voyageur Mutual Funds.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania
December 22, 2004